Exhibit 23.1




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We consent to the incorporation by reference in this Form 10-K/A (Amendment No. 2) of Ultra Pac, Inc. of our report dated April 13, 1996 (except for notes E and H, as to which the date is April 26, 1996) included in the 1996 Annual Report to Shareholders of Ultra Pac, Inc.





/s/ Divine, Scherzer & Brody, Ltd.


St. Paul, Minnesota
September 13, 1996